FOR IMMEDIATE RELEASE	PRESS RELEASE

NeoMedia Appoints New Chief Financial Officer; Relocates Headquarters to Boulder, Colorado
James Doran takes responsibility for financial leadership

Atlanta, January 5, 2012 - NeoMedia Technologies, Inc. (OTC BB: NEOM.OB), the global leader in mobile barcode scanning solutions, today announced that James A. Doran has been appointed as the Company’s new Chief Financial Officer (“CFO”). He will be based in the Company’s new headquarters in Boulder, Colorado.

Specializing in high-growth, turnaround and start-up entities, Mr Doran brings a wealth of experience from a career spanning 13 years as an executive officer for both public and privately-held companies, combined with over 20 years of diverse public accounting experience.  Robert Thomson, named in July as interim CFO, will return to his role as Corporate Controller, working closely with Mr Doran.

Before joining NeoMedia, Mr Doran was responsible for all financial and administrative services at Pico-Tesla Magnetic Therapies, LLC, an entrepreneurial R&D-stage medical device company. Prior to this he spent 10 years as Chief Accounting Officer, Corporate Controller and Secretary at Suntron Corporation, a $250 million to $600 million publicly-traded high-tech contract manufacturer.  During his career in public accounting, Mr Doran specialized in auditing publicly-held companies in his capacity as a senior manager and/ or partner with the Denver offices of Hein & Associates LLP, Williams, Richey & Co., P.C., Coopers & Lybrand, and McGladrey & Pullen.

“Jim’s solid experience speaks for itself and we are looking forward to his immediate contribution to the NeoMedia team. His sound business judgment, excellent communication skills, and dedication to quality are welcome attributes at this exciting time as we also move our headquarters to Boulder,” said Laura Marriott, CEO, NeoMedia.  “NeoMedia’s relocation to Boulder, Colorado, is an important move for the company as we position ourselves closer to customers and a strong talent pool.”

“There has never been a better time to be at the heart of the mobile marketing industry and I am delighted to be joining the pioneer in the mobile barcode space,” said James Doran. “I look forward to working with Laura, the Board and the executive team to contribute to the company’s continued success.”

Boulder, in recent years, has flourished as a centre for high tech and mobile. This, coupled with its strong agency community, makes it the ideal location for NeoMedia to continue to grow its business at a local and international level.

For more information on NeoMedia’s executive team, portfolio of customers, products, services and intellectual property, please visit www.neom.com.

-ENDS-

About NeoMedia:
NeoMedia Technologies, Inc. is the global market leader in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising, mobile ticketing and couponing, and business-to-business commercial track and trace solutions.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile code solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies looking to offer pioneering mobile barcode solutions to their customer base.

NeoMedia’s product portfolio includes: mobile barcode management & infrastructure solutions, barcode reader solutions, Mobile Coupon & Affiliate Marketing, Mobile Ticketing & POS Integration and IP Licensing. Learn more at www.neom.com or visit us at one of the following online destinations:

LinkedIn: http://www.linkedin.com/company/neomedia-technologies
Twitter: http://twitter.com/neomediainc

For PR inquiries, please contact NeoMedia’s PR team:
US: Marla Cimini / Nora Snoddy, +1 856 616-1194 / +1 973 941 0986
Europe: Rachael Head / Ryan Waters, +44 207 751 4444
press@neom.com